EXHIBIT 10


                              ASSIGNMENT AGREEMENT

BETWEEN THE UNDERSIGNED:

Mr. Jean-Noel Claveau, domiciled at COISIA FR-39240 ARINTHOD, hereinafter referred to as the Assignor,

party of the first part;

and

The Kolorfusion International Inc. company, domiciled at 7208 South Tucson Way, Englewood, Colorado 80112, USA, represented by its President, Mr. Michael J.A. Harrop, J.A., hereinafter referred to as the Assignee, party of the second part.

WHEREAS:

The Assignor is the holder and sole owner of the following patent rights:

1. Canadian patent application No. 20 39054, entitled "Pressure Membrane", filed on March 26, 1991 under priority of French patent No. 90 04488. The examiner's fee for the Canadian application must be paid before 1998.

2. Canadian patent application No. 20 82979 entitled "Transfer Tissue", filed on November 26, 1992 under priority of French patent No. 91 14875. The issue fee was paid prior to the prescribed deadline.

3. Canadian patent application No. 21 12858 entitled "Pre-formed membrane," filed on January 5, 1994 under priority of French patent No. 93 00316. The Canadian application is pending.

4. US patent entitled "Transfer Tissue", filed on November 16, 1992 under No. 07 977019 under priority of French application No. 91 14875 of November 16, 1991 and issued May 3, 1994 as No. 5 308426.

These patent rights are hereinafter referred to by the term Patents.

An exclusive licensing agreement was signed between the Assignor and the Assignee dated August 5, 1994 and duly registered with the US Patent and Trademark Office on September 8, 1994.

Assignor agrees to sell them to him.

The Assignee has reviewed the contents of the research reports on each patent.

THEREFORE THE PARTIES HEREBY AGREE TO THE FOLLOWING:

Article I. Cancellation of the Exclusive Licensing Agreement

When signed, this Assignment Agreement shall cancel and replace the exclusive licensing agreement signed by the Assignor and the Assignee and duly registered on September 8, 1994 as No. 70 95/0247 with the US Patent and Trademark Office.

Article II. Purpose

The Assignor hereby assigns to the Assignee, who hereby accepts, all rights of possession without exceptions or reservations, owned by him to the patents described in the preamble. The Assignor hereby agrees to provide all signatures and to fill out all documentation necessary to conduct the procedures required by the aforementioned patent offices.

The Assignor hereby states that an exclusive licensing agreement, valid in all countries, with the Caggiati Company for the decorating of religious and/or funerary and/or cemetery items [incomplete sentence].

Article III. Consequences of Assignment

As a consequence of said sale, the Assignee shall assume all of the Assignor's rights to the patents so that starting on the day this agreement is signed, he shall have full possession of said rights and may dispose of or use them as he sees fit, may maintain them in force or surrender them.

Starting on the day this agreement is signed, the Assignor shall pay the renewal fees for said patents for as long as he wishes to maintain them in force.

In the above cases, the Assignee agrees to submit to the Assignor a copy of the receipts for the Patent fees described in the preamble. The Assignee agrees to keep the Assignor informed of all steps taken with the patent office to ensure that the Patents described in the preamble are granted.

This assignment entails the right for the Assignee to take action for any infringement of patent rights occurring either prior to or subsequent to said sale.

In the event the Assignee has not paid the fees for granting and maintaining the Patents in force, the Assignor may pay the unpaid fees due at the patent office at his own expense.

Article IV. Guarantee

The Assignor hereby states that as of the date this agreement is signed, no assignment concerning the patents has been approved, and no liens have been placed upon them nor have they been pledged as collateral; thus the Assignor is free to use them as he sees fit.

This assignment shall be transacted with no guarantee other than that of the actual existence of the Patents.

Article V. Price

This assignment is hereby granted at a total price of TWENTY-FIVE MILLION FRENCH FRANCS (FF 25,000,000), payable in accordance with the following schedule.

When this agreement is signed, the Assignee agrees to pay the Assignor, the sum of TWO MILLION FIVE HUNDRED THOUSAND FRENCH FRANCS (FF 2,500,000), in addition to a monthly amount during the first year of the agreement of ONE HUNDRED THOUSAND FRENCH FRANCS (FF 100,000).

For subsequent years until the ninth year starting on the date this agreement is signed, the Assignee agrees to pay the Assignor a monthly amount of TWO HUNDRED FORTY-ONE THOUSAND SIX HUNDRED SIXTY-SIX FRENCH FRANCS (FF 241,666).

Article VI. Use

The Assignee agrees to ensure that the products and devices covered by the agreement are used. He shall be required to exert all due diligence to find outlets based on serious market research and a reasonable amount of advertising.

The amounts specified in Article V shall be due even if, for any reason, the Assignee does not use the inventions covered by the patent rights assigned herein.

Article VII. Accounting

Any amount not paid by the deadlines agreed upon shall incur penalty interest at the rate of TWO PERCENT (2%) per calendar month.

All the amounts indicated in Article IV shall be paid by bank check in the name of the Assignor.

Article VIII. Cancellation of the Assignment

If the Assignor is declared bankrupt or in a state of insolvency as defined by US law, and if the amounts due the Assignor have not been paid in full, this assignment may be canceled unreservedly at the express request of the Assignor.

Furthermore, this assignment may be canceled unreservedly at the express request of the Assignor, with no formal legal procedure required, ONE (1) month after a demand for payment sent by the Assignor to the Assignee remains without response for all or part of the payments described in this agreement.

In the cases cited above, any amounts already paid shall remain the property of the Assignor, and the Assignee shall not be entitled to request reimbursement. The Assignor shall recover full and entire possession of said rights free of charge if the assignment agreement is canceled.

Article IX. Non-competition

For the duration of this agreement, the Assignor agrees not to develop, directly or indirectly, any products or devices which would compete with the products or devices covered by the agreement.

Article X. Improvements

The Assignor agrees to provide, free of charge, to the Assignee during the payment period of this agreement, all improvements made to the Patents listed in the preamble. The Assignee may use them and file them as patent applications if possible.

In this agreement, "improvement" refers to any patentable or non-patentable improvements introduced by either of the parties which are legally dependent, which means they may not be used without posing a serious infringement problem with respect to any of the patent claims. Any improvements as described hereinabove made by either of the parties during the performance of this agreement shall be filed as one or more patent applications in the name of the party developing said improvement. Any improvements introduced by the Assignor shall automatically fall within the scope of this agreement at no additional cost.

The parties hereby jointly and severally to sign a deed of assignment at no charge so that the Assignee will have full ownership of the property [represented by] the improvements.

Article XI. Assignment

The Assignee may not assign, transmit or transfer this agreement without the written consent of the Assignor.

Article XII. Licensing and Sub-licensing

The Assignee agrees to introduce the following provision when granting licenses or sub-licenses to third parties:

"If the Kolorfusion company is declared bankrupt or in a state of insolvency as defined by US law, the Assignee shall be required to reimburse the fees to Mr. Claveau, domiciled in COISIA FR-39240 ARINTHOD for the duration of the licensing or sub-licensing agreement."

Article XIII. Disputes

The parties shall strive to reach an amicable agreement concerning any disputes which may arise in regard to the interpretation and performance of the provisions of this agreement.

This agreement shall be governed by the laws of France.

Failing an amicable settlement, any disputes arising between the parties regarding the interpretation and/or performance of this agreement shall be referred by the most diligent party to the Court of First Instance of Lyons.

Article XIV. Registration

All powers are vested in the bearer of an original copy of this agreement to fulfill any formal legal requirements, including registration in the national patent registers and registration with tax authorities.

The costs incurred as a result of these requirements, including any drafting or consulting fees, shall be borne by the Assignee.

The Assignee hereby agrees to register this contract with the appropriate US and Canadian offices.

Geneva
October 17, 1995

Made in five copies including one for submission to tax authorities and one for each of the parties.

Assignor                   Assignee

[signature]                [signature]

Jean Noel Claveau           J.A.A. Harrop

Geneva, October 17, 1995

Minutes of Meeting

Present:

Mr. J.A.A. Harrop
Mr. E. Garin, Esq.
Mr. B. Cronin

The parties present on October 17, 1995, discussed the Assignment Agreement entered into by Mr. J.-N. Claveau and Kolorfusion International. Mr. Cronin, legal counsel to Kolorfusion, company, reviewed the contract and will submit his comments for review by Mr. Claveau. If possible, and with Mr. Claveau's agreement, the comments will be incorporated into the Assignment Agreement so that the agreement may be translated into American English and to ensure compatibility with US and Canadian practices.

Pending receipt of the second draft agreement, Mr. Harrop is today signing the Assignment Agreement proposed by Mr. Claveau and is paying the amount of FF 2,500,000 (two million five hundred thousand French francs) by bank check.

Etienne Garin

[signature]

J.A.A. Harrop

[signature]

B. Cronin

[signature]